Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ProKidney Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, $0.0001 par value	457(c) and 457(h)	24,154,023 (2)	$8.84	$213,521,563.32 (3)	$0.0000927	$19,793.45
Equity	Class A Ordinary Shares, $0.0001 par value	457(c) and 457(h)	4,830,806 (4)	$8.84	$42,704,325.04 (3)	$0.0000927	$3,958.69
Total Offering Amounts					$256,225,888.36		$23,752.14
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$23,752.14

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) stated above consists of shares which may be sold upon the exercise of options or the issuance of share-based awards which may hereafter be granted under the ProKidney Corp. 2022 Equity Incentive Plan (the “2022 Plan”). The maximum number of shares registered hereunder which may be sold pursuant to the 2022 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2022 Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(3)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per Ordinary Shares on The Nasdaq Capital Market as of September 9, 2022, a date within five business days prior to filing this Registration Statement.

(4)

Represents Ordinary Shares issuable under the ProKidney Corp. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) being registered herein. These Ordinary Shares consist ordinary shares reserved and available for delivery with respect to awards under the Employee Stock Purchase Plan, ordinary shares that may again become available for delivery with respect to awards under the Employee Stock Purchase Plan pursuant to the share counting, share recycling and other terms and conditions of the Employee Stock Purchase Plan. The maximum number of shares registered hereunder which may be sold pursuant to the Employee Stock Purchase Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Employee Stock Purchase Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.